Exhibit 10.1

AMENDED AND RESTATED

MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of the 19th day of June 2007, by and between Excelsior LaSalle Property Fund, Inc., a Maryland corporation (the “Fund”), and UST Advisers, Inc., a Delaware corporation (the “Manager”).

WHEREAS, the Fund and the Manager desire to amend and restate the Management Agreement dated December 23, 2004 (“Original Inception Date”), as subsequently amended on September 15, 2005 (the “Initial Agreement”);

WHEREAS, the Fund desires to retain the Manager, on an exclusive basis, for the purpose of providing management and administrative services to the Fund as described herein pursuant to this Agreement;

WHEREAS, the Manager desires to be retained to provide such management and administrative services to the Fund as described herein pursuant to this Agreement; and

WHEREAS, the Fund and the Manager have entered into an Investment Advisory Agreement, dated as of the Original Inception Date and as Amended and Restated as of the date hereof (the “Advisory Agreement”), with LaSalle Investment Management, Inc., a Maryland corporation (the “Advisor”), engaging the Advisor to provide investment advisory and asset management services to the Fund.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

1. Appointment; Standard of Care.

(a) The Fund hereby appoints the Manager, on an exclusive basis, and the Manager hereby accepts such appointment, effective as of the Original Inception Date, to provide management, administrative and other services to the Fund as described herein pursuant to the terms of this Agreement.

(b) The Manager shall (i) provide the management, administrative and other services described herein in good faith, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, (ii) act in accordance with standards in effect from time to time under applicable federal and state laws and (iii) act in accordance with the provisions of this Agreement.

2. Services. The Fund hereby retains the Manager to:

(a) provide, and the Manager hereby agrees to provide, certain management, administrative and other services to the Fund similar to those services currently provided by the Manager to its other investment fund clients, subject to the terms and conditions of this Agreement. Notwithstanding the appointment of the Manager to provide such services hereunder, the Board shall remain responsible for supervising and controlling the management, business and affairs of the Fund. The management, administrative and other services to be provided by the Manager shall include:

(i) meeting with the Senior Executive Officers of the Advisor regularly at such times as are mutually agreed, not less frequently than quarterly, to discuss and review investment activities undertaken by the Advisor on behalf of the Fund, the performance of the Managed Assets and any matters relating to the terms and conditions of the Advisory Agreement and reporting to the Board with respect thereto;

(ii) monitoring the Fund’s compliance with regulatory requirements (including, without limitation, applicable REIT and ERISA requirements) other than those requirements with respect to which compliance responsibility has been delegated to the Advisor pursuant to the terms of the Advisory Agreement, and with the Fund’s Investment Guidelines;

(iii) reviewing any working capital credit facility arranged by the Advisor and making recommendations to the Board with respect thereto;

(iv) reviewing and arranging for payment of the expenses of the Fund;

(v) supervising the entities which are retained by the Fund to provide administration, custody and other services to the Fund (other than the Advisor);

(vi) reviewing any services arrangements with Affiliates of the Advisor and other potential conflict of interest transactions and taking such action with respect thereto as provided under the Advisory Agreement and consistent with the best interests of the Fund;

(vii) coordinating and organizing meetings of the Board and meetings of the stockholders;

(viii) preparing materials and reports for use in connection with meetings of the Board and meeting of the stockholders, as applicable;

(ix) assisting the Fund in making distributions to stockholders;

(x) in coordination with the Advisor, assisting the Fund with respect to the redemption of the Shares of the stockholders in accordance with the Fund organizational documents and stockholder subscription documents;

(xi) assisting in the preparation, review and filing of regulatory filings with the Securities and Exchange Commission and state securities regulators and other Federal and state regulatory authorities;

(xii) assisting in the preparation and mailing of investor subscription documents and confirming the receipt of such documents and funds to be paid pursuant to those documents;

(xiii) maintaining and updating investor information, such as change of address and employment;

(xiv) implementing and maintaining a process regarding investor qualification;

(xv) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials;

(xvi) monitoring relations and communications between investors and the Fund;

(xvii) handling investor inquiries regarding the Fund and providing investors with information concerning their investments in the Fund and capital account balances;

(xviii) reviewing investor qualifications and subscription documentation and otherwise assisting in administrative matters relating to the processing of subscriptions for Shares in the Fund;

(xix) providing the services of persons employed by the Manager or its Affiliates who may be appointed as officers of the Fund by the Board;

(xx) assisting the Fund in routine regulatory examinations, and working closely with any counsel retained to represent the Fund or members of the Board in connection with any litigation, investigations or regulatory matters;

(xxi) providing office space for the Manager’s employees performing services for the Fund and all necessary office furnishings and equipment, data processing systems, including hardware and software, telephone and other communications abilities, file storage, photocopying capabilities, facsimile capabilities and utilities reasonably required by the Manager to perform its services under this Agreement; and

(xxii) providing administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement.

(b) The Manager shall devote such time as may be necessary in its reasonable judgment for the proper performance of all of its duties hereunder.

(c) The Manager may cause the Fund to enter into transactions with Affiliates of the Manager for the provision of certain services by such Affiliates (a “Manager Affiliate Arrangement”). Notwithstanding the foregoing, the Manager shall not permit the Fund to enter into a Manager Affiliate Arrangement unless (i) the fees or other compensation charged to the Fund for services provided by Affiliates of the Manager do not exceed the fees or other compensation available in the relevant market in an arm’s-length transaction with an independent third party, (ii) the agreements governing the relationship contain standard arm’s-length contract terms in relation to the relevant market and (iii) the Affiliate providing such services has sufficient experience and qualifications to perform such services at a level of quality comparable to the quality of similar services available from non-Affiliates in the relevant geographical area. The Board may determine whether (i), (ii) or (iii) above have been satisfied, and if not, the Board may require the Manager to terminate the Manager Affiliate Arrangement. If the engagement of any party (including any Affiliate) to provide additional services (other than any engagement which has been approved by the Advisor) involves a material conflict of interest on the part of the Manager or any Affiliate of the Manager which is known by the Manager, whether arising out of a pecuniary interest or a material relationship, (in the case of an Affiliate of the Manager, a conflict above and beyond the mere hiring of the Affiliate), then the Manager shall notify the Advisor of such conflict of interest and describe the material facts relating thereto. In the case of any such conflict of interest, the Board may require the Manager to terminate the engagement of the provider of additional services upon reasonable prior notice if the Board determines that such engagement adversely affects the Fund.

3. Authority of the Manager; Fund Information.

(a) In performing the services set forth in this Agreement, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary for a manager of a real estate related investment fund similar to the Fund to perform its obligations under this Agreement on behalf of the Fund, subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing and Paragraph 2 hereof, the Manager shall be authorized, at any reasonable time, to inspect, review or audit the books and records of the Fund maintained by the Advisor; to request copies of such books and records; to review all books, records, data, information, instruments, documents, agreements, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials), as relate to the Fund, the Managed Assets, the Real Estate Investments or the services provided by third parties relating to the foregoing (collectively, the “Investment Information”), provided, that “Investment Information” shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients; and to access certain accounts of the Fund to facilitate the payment of certain of its expenses.

(b) The Fund will, from time to time, furnish or otherwise make available to the Manager such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Manager may reasonably require in order to discharge its duties and obligations hereunder.

4. Fees. In consideration for the provision by the Manager of its services hereunder, the Fund will pay a fee (the “Management Fee”) to the Manager as follows: (i) an annualized fee of 0.75% (i.e., .1875 per quarter) of the Net Asset Value of the assets of the Fund as of the beginning of each calendar quarter to which such fee relates, plus any additional amount attributable to the receipt of funds into the Fund’s operating account during the quarter from the sale of Shares, calculated on a weighted average basis taking into account the timing of the receipt of such funds during such quarter (the “Fixed Portion”); and (ii) an amount equal to the Applicable Percentage of the Variable Fee Base Amount of the Fund as of the end of each quarter (the “Variable Portion”).

The Fixed Portion shall be paid quarterly in arrears on the fifth Business Day after the end of the quarter for which the services are rendered. The Variable Portion shall be paid within ten (10) days after calculation of the Variable Fee Base Amount for the applicable quarter.

For purposes of any partial quarter during the term, including, without limitation, following any termination of the Manager or this Agreement for any reason pursuant to the terms hereof, the Manager shall be entitled to receive the pro rata portion of the accrued but unpaid Management Fee for the period of time during the applicable quarter in which the Manager was the manager of the Fund.

5. Fund Obligations. The Fund, as a condition to any termination of the Manager as manager under this Agreement, shall assume the rights and obligations of the Manager under the Advisory Agreement, provided that the Advisor was not at such time subject to termination for Cause (as defined under the Advisory Agreement). In connection therewith, the Advisor shall be permitted to enforce, independently, as an intended third party beneficiary, the foregoing obligation of the Fund.

6. Expenses.

(a) The Manager shall, at its expense, pay (i) the compensation and benefits of all its directors, officers and employees, (ii) the costs of providing office space for its employees and all necessary office furnishings and equipment, data processing systems including hardware and software, telephone and other communications costs, file storage, photocopying costs, facsimile costs, utilities and the rent or other costs of such office space and facilities as is reasonably required by the Manager to perform its services under this Agreement, (iii) travel expenses incurred in connection with the Manager’s performance of services hereunder, and (iv) other overhead costs applicable to its business generally.

(b) Except as provided herein or in the expense reimbursement agreement between the Fund and the Manager, the Fund shall bear all of its own expenses, including: administrative expenses and fees; custody and escrow fees and expenses; the costs of an errors and omissions/directors and officers liability insurance policy; the fees payable to the Manager, the Advisor and other service providers to the Fund; fees and travel-related expenses of members of the Board; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Manager and any custodian or other agent engaged by the Fund; any extraordinary expenses; and such other expenses as may be approved from time to time by the Board.

7. Removal and Election of Affiliated Directors. Pursuant to the terms of the Fund’s Bylaws, the stockholders of the Fund will elect the directors at each annual meeting of the stockholders. Pursuant to the terms of the Fund’s Bylaws, the Fund shall initially have five

(5) directors, a majority of whom will be independent of the Manager and the Advisor. Pursuant to the Bylaws, the Manager has the authority to nominate a slate of directors to be voted on by the stockholders. The Bylaws provide that, in order to be qualified for election and to serve as directors, two of the director nominees must have been nominated by the Manager as affiliated directors, i.e., such remaining directors will include one director that is an officer, director or employee of the Manager or its affiliates and one director that is an officer, director or employee of the Advisor or its affiliates (the “Affiliated Directors”). The Manager will provide the names of the directors nominated for election by the stockholders at such meeting in a manner consistent with the Bylaws, including the names of the Affiliated Directors designated by the Advisor and the Manager, respectively. Additionally, the Manager shall have the right, in its sole discretion or upon the request of the Advisor (with respect to the Advisor’s Affiliated Director), to call a special meeting of stockholders in accordance with the Bylaws, to remove and/or elect the Affiliated Directors.

8. Indemnity.

(a) The Manager hereby agrees to indemnify, defend and hold harmless the Fund and its respective Affiliates, partners, members, stockholders, officers, employees, agents, successors, and assigns from and against all liabilities, judgments, costs, losses and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties and caused by or resulting from (i) the Manager’s breach of this Agreement (provided that solely for purposes of this Paragraph 8(a)(i), only a negligent act or omission shall be deemed in breach of Paragraph 1(b)(i) hereof), (ii) the negligent or wrongful acts or omissions of the Manager or its partners, members, stockholders, officers, employees, agents, successors, or assigns or (iii) in the event that an Affiliate of the Manager has been retained to provide services to the Fund, the negligent or wrongful acts or omissions of such Affiliate or its partners, members, stockholders, officers, employees, agents, successors, or assigns, unless the Fund’s agreement with such Affiliate contains an indemnification provision substantially similar to that set forth herein.

(b) The Fund hereby agrees to indemnify, defend and hold harmless the Manager and its Affiliates, partners, members, stockholders, officers, employees, agents, successors and assigns from and against all liabilities, judgments, costs, losses, and expenses, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties in connection with this Agreement and the Manager’s services hereunder except to the extent caused by (i) the Manager’s breach of this Agreement (provided that solely for purposes of this Paragraph 8(b)(i), only a negligent act or omission shall be deemed in breach of Paragraph 1(b)(i) hereof), (ii) the negligent or wrongful acts or omissions of the Manager or its partners, members, stockholders, officers, employees, agents, successors, or assigns or (iii) in the event that an Affiliate of the Manager has been retained to provide services to the Fund, the negligent or wrongful acts or omissions of such Affiliate or its partners, members, stockholders, officers, employees, agents, successors, or assigns (it being agreed that such exception shall not affect the availability of the indemnification provided pursuant to this Paragraph 8(b) to the Manager, its partners, members, stockholders, officers, employees, agents, successors, or assigns, provided that they have not engaged in any breach of this Agreement or any negligent or wrongful acts or omissions, and provided further that the Fund’s agreement with such Affiliate contains an indemnification provision substantially similar to that set forth herein).

(c) The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

(d) The Manager shall remain entitled to exculpation and indemnification from the Fund pursuant to this Paragraph 8 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Fund in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.

9. Term and Termination, Assignment.

(a) The initial term of this Agreement shall be five (5) years commencing on the Original Inception Date (“Initial Term”), unless not renewed by the independent directors upon one hundred eighty (180) days written notice or unless sooner terminated as set forth in Paragraph 10 or upon the resignation of the Manager upon one hundred eighty (180) days written notice to the Board. Thereafter, this Agreement shall automatically renew for successive five (5) year periods (each, a “Renewal Term”), unless sooner terminated (i) as set forth in Paragraph 10, or (ii) upon the resignation of the Manager upon one hundred eighty (180) days written notice to the Board. Notwithstanding the foregoing, this Agreement shall terminate upon the liquidation, winding-up and termination of the Fund.

(b) Neither this Agreement nor any rights or obligations of the Manager under this Agreement may be assigned (including, without limitation, by any “assignment” within the meaning of the Advisers Act) by the Manager, in whole or in part, without the prior written consent of the Fund, it being agreed that the Fund shall not unreasonably withhold its consent to an assignment by the Manager of this Agreement to a corporation, limited liability company, partnership, trust or other entity controlling, controlled by or under common control with the Manager with substantially similar capabilities, regulatory status (including registration as an investment adviser under the Advisers Act) and capitalization as the Manager.

Termination for Cause.

(c) The independent directors of the Board may terminate this Agreement at any time (i) for Cause or (ii) if the Manager becomes the subject of any bankruptcy or insolvency proceedings which, if involuntary, are not dismissed within ninety (90) days. In the event that this Agreement is terminated pursuant to this Paragraph 10, the Fund shall pay to the Manager an amount equal to any earned or accrued but unpaid Management Fees as of the effective date of termination, as well as any such fees for the quarter in which this Agreement is so terminated, pro-rated through the date of termination. Such amount shall be paid in cash within ten (10) days of the effective date of termination.

(d) The Manager may terminate this Agreement at any time upon one hundred eighty (180) days prior written notice to the Board.

10. Restrictions on Manager. Nothing contained in this Agreement shall prevent the Manager or any Affiliate of the Manager from acting as manager for any other person, firm or corporation and, except as required by applicable law, shall not in any way bind or restrict the Manager or any Affiliate from acquiring, owning, leasing, financing, managing or disposing of any real estate investments.

11. Termination of the Advisory Agreement. If the Advisory Agreement is terminated in accordance with the provisions thereof, the Manager acknowledges and agrees that all of the responsibilities of the Advisor thereunder shall become the responsibility of the Manager and all of the fees that were due to the Advisor shall be paid to the Manager until such time as the Board appoints a successor advisor to the Fund.

12. Confidential Information. The Manager acknowledges that in the course of its activities under this Agreement it may receive confidential information which relates to the business of the Fund or the Advisor. The Manager agrees to keep all such information confidential except to the extent reasonably necessary to perform its services hereunder

13. Written Notice. Any approval, notice, demand, direction or instruction to be given hereunder shall be in writing and shall be properly given and deemed effective upon receipt if (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) delivered by hand or national overnight courier, or (c) by telecopy received prior to 5:00 p.m. (local time) on any business day (with any notice delivered after such time being deemed delivered on the next succeeding business day), provided that the original shall be delivered on the next succeeding business day in the manner described in the foregoing clauses (a) or (b), in each case to the addresses or telecopy number set forth below or such other address or telecopy number as a party may designate by like notice to the other party:

(i)	In the case of notices sent to the Fund:

Excelsior LaSalle Property Fund, Inc.

c/o UST Advisers, Inc.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Henry Feuerstein

Telecopy: 203-352-4456

with a simultaneous copy to:

UST Advisers, Inc.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Steven Suss

Telecopy: 203-352-4456

and

U.S. Trust

114 West 47th Street, 26th Floor

New York, New York 10036

Attn: Peter Tsirigotis

Telecopy: 212-852-1310

(ii)	In the case of notices sent to the Manager:

UST Advisers, Inc.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Henry Feuerstein

Telecopy: 203-352-4456

with a simultaneous copy to:

UST Advisers, Inc.

225 High Ridge Road

Stamford, Connecticut 06905

Attn: Steven Suss

Telecopy: 203-352-4456

and

U.S. Trust

114 West 47th Street, 26th Floor

New York, New York 10036

Attn: Peter Tsirigotis

Telecopy: 212-852-1310

Each notice, demand, direction or instruction which shall be mailed, transmitted or delivered in the manner described above shall be deemed received and sufficiently served at such time as it is delivered to the addressee (with the return receipt, delivery receipt, confirmation of facsimile transmission or affidavit of messenger constituting conclusive evidence of such delivery) or at the time of presentation of delivery is refused by the addressee.

14. Force Majeure. The Manager shall not be deemed in default of this Agreement if the failure to perform this Agreement arises from causes beyond its reasonable control. Such causes may include, but are not restricted to, acts of God or of the public enemy, including terrorists, acts of the Federal or state government (including all subdivisions thereof) in its sovereign capacity, fires and floods.

15. Manager as Independent Contractor. The Manager shall at all times be acting as an independent contractor; and this Agreement is not intended, and shall not be construed to create a relationship of employee, partnership or association as between the Fund and the Manager. For all purposes, including, but not limited to, Workers’ Compensation liability, the Manager agrees that all persons furnishing services on behalf of the Manager pursuant to this Agreement are deemed employees solely of the Manager and not of the Fund.

16. Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

17. Attorneys’ Fees. In any legal proceeding between the parties hereto which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by it therein from the other party including, without limitation, reasonable attorneys’ fees and court costs. These expenses shall be in addition to any other relief to which the prevailing party may be entitled and shall be included in and as part of the judgment or decision rendered in such proceeding.

18. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same Agreement of the parties hereto.

19. Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

20. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

21. Survival. The covenants and agreements contained in this Agreement which by their terms require performance after termination of this Agreement shall survive the termination of this Agreement in accordance with their terms including, without limitation, the provisions of Paragraphs 8, 11, 12, 13, 16, 17, and this Paragraph 21. In addition, no termination shall relieve any party hereto of any liability or damages arising from such party’s breach, prior to the termination date, of any representations, warranties or covenants of this Agreement.

22. Third Party Beneficiary. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that the Advisor shall be an intended third party beneficiary of this Agreement with respect to Paragraph 5 only.

23. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

24. Binding Effect. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Manager, members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

EXCELSIOR LASALLE PROPERTY FUND, INC.

By:	/s/ Henry I. Feuerstein
Name: Henry I. Feuerstein Title: President and CEO

UST ADVISERS, INC.

By:	/s/ Steven L. Suss
Name: Steven L. Suss Title: President

Exhibit A

to

Management Agreement

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below. Additional defined terms are set forth in the Recitals and Paragraphs of this Agreement to which they relate.

“Advisor” shall have the meaning set forth in the recitals hereof.

“Advisory Agreement” shall have the meaning set forth in the recitals hereof.

“Affiliate” means, with respect to a specified Person, (a) any person directly or indirectly controlling, controlled by or under common control with the specified Person, (b) a partnership or limited liability company in which the specified Person is a general partner or manager, (c) any officer, director, executive employee, manager or general partner of the specified Person, or (d) if the specified Person is an officer, director, manager, general partner or executive employee, any other entity for which the specified Person acts in any such capacity.

“Affiliated Directors” shall have the meaning set forth in Paragraph 7 hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Applicable Percentage” means, as of the end of each calendar quarter, the percentage set forth opposite the Net Asset Value of the Fund as of the end of such quarter, in the column entitled “Applicable Percentage” below:

Net Asset Value	Applicable Percentage
Less than $100 million	0%
$100 million or more and less than $250 million	0.19%
$250 million or more and less than $400 million	0.37%
$400 million or more and less than $550 million	0.75%
$550 million or more and less than $700 million	1.12%
$700 million or more and less than $850 million	1.50%
$850 million or more	1.87%

“Articles” shall mean the Articles of Incorporation of the Fund, as amended from time to time.

“Board” means the Board of Directors of the Fund.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Chicago, Illinois.

“Cause” means the determination of the Board of:

(a) the breach by the Manager of any material term of this Agreement, which breach was not cured within sixty (60) days after written notice from the Board describing such breach in reasonable detail;

(b) the fraud or willful misconduct of the Manager in connection with the Manager’s duties under this Agreement;

(c) the negligence of the Manager in connection with the Manager’s duties under this Agreement which materially and adversely affects the Fund; or

(d) the Manager is convicted of or pleads guilty in any court to a felony involving investment-related business which, in the reasonable determination of the Board, has had a material adverse effect on the reputation of the Manager in the market for real estate investment funds, or any regulatory authority or court denies, suspends or revokes the Manager’s registration or license or otherwise enjoins the Manager from conducting investment advisory business.

“Code” means the Internal Revenue Code of 1986, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” means, with respect to each Real Estate Investment, the most recent fair market value of such Real Estate Investment established by the Board in accordance with the valuation procedures set forth in the Advisory Agreement or otherwise adopted by the Fund.

“Fixed Portion” shall have the meaning set forth in Paragraph 4(a) hereof.

“Fund” shall have the meaning set forth in the introductory paragraph hereof.

“GAAP” means United States generally accepted accounting principles.

“Indemnitee” shall have the meaning set forth in Paragraph 8(c) hereof.

“Indemnitor” shall have the meaning set forth in Paragraph 8(c) hereof.

“Initial Term” shall have the meaning set forth in Paragraph 9 hereof.

“Investment Guidelines” means those certain investment guidelines and parameters of the Fund that are set forth in the Advisory Agreement, as the same may be modified from time to time by the Board.

“Investment Information” shall have the meaning set forth in Paragraph 3(b) hereof.

“Managed Assets” means all of the Fund’s Primary Investments and all Other Investments with respect to which Advisor has been retained by the Fund pursuant to Section 1(c) of the Advisory Agreement.

“Management Fee” shall have the meaning set forth in Paragraph 4(a) hereof.

“Manager” shall have the meaning set forth in the introductory paragraph hereof.

“Manager Affiliate Arrangement” shall have the meaning set forth in Paragraph 2(c) hereof.

“Net Asset Value” means, as of any date, (a) the aggregate Fair Market Value of (i) the Fund’s interests in all Real Estate Investments plus (ii) all other assets of the Fund, minus (b) (i) the aggregate value of the Fund’s indebtedness and (ii) other outstanding obligations as of the determination date.

“Other Investments” means the up to twenty-five percent (25%) of the Fund’s assets, measured at the time the investment is made, that the Fund may make in property types other than Primary Investments and properties outside of the United States.

“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or other entity.

“Primary Investments” means the property types to be acquired by the Fund which shall consist primarily of commercial office (including without limitation, medical office), industrial, multi-tenant residential, and retail properties and other institutional quality properties consistent with a core-plus strategy.

“Real Estate Investments” means investments by the Fund in real property and in interests in real property of whatever nature, and in personal property, both tangible and intangible, which is directly or indirectly associated or connected with the use of real property, including, without limitation, direct or indirect investments in real estate, including investments in the form of interests in corporations, limited liability companies, partnerships and other joint ventures having an equity interest in real property, real estate investment trusts, ground leases, tenant-in-common interests, participating mortgages, convertible mortgages or other debt instruments convertible into equity interests in real property by the terms thereof, options to purchase real estate, real property purchase-and-leaseback transactions and other transactions and investments with respect to real estate.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Renewal Term” shall have the meaning set forth in Paragraph 9 hereof.

“Senior Executive Officer” means the following officer positions of the Advisor: (a) the senior account officer for the Fund, which initially shall be Peter H. Schaff; (b) an officer responsible for portfolio management, which initially shall be Anthony C. O’Malley; and (c) an officer responsible for business operations and investment structuring, which initially shall be C. Allan Swaringen.

“Shares” means the shares of Common Stock, par value $0.01 per share, of the Fund.

“Variable Fee Base Amount” is meant to reflect the Fund’s ability to generate cash from normal operations for purposes of calculating certain management and advisory fees, and it is not intended to be an actual measure of cash available for dividend distributions. It is calculated beginning with net income of the Fund from Managed Assets for the fiscal period as calculated under GAAP consistently applied (which includes deduction of the Fixed Portion of the management and advisory fees), and adjusted for the following factors (without duplication):

•	add back depreciation of assets.

•	add back amortization of intangibles.

•	add back depreciation of tenant improvements and tenant allowances.

•	add back amortization of deferred leasing costs and deferred financing costs.

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subtract capitalized expenditures related to the normal and recurring operations and maintenance of the Real Estate Investments (e.g., building improvements, leasehold improvements, property leasing expenditures and land improvements).

•	subtract gains and add back losses from sales of Real Estate Investments.

•	add back the Variable Portion of the Advisor’s Asset Management Fee and the Variable Portion of the Manager’s management fee.

•	subtract gains and add back expenses for changes in accounting methodology.

•	subtract income caused by straight-lining of rental income and add back expense from the straight-lining of interest expense (including straight-lining of lease termination payments).

•	subtract gains and add back losses of hedging through derivatives.

•	add back the effects of impairment (per FAS 144).

•	subtract gains and add back losses from extraordinary items.

•	adjust the Fund’s income from unconsolidated joint ventures and discontinued operations, and expenses from minority interests, in the same manner described above.

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add back/subtract other adjustments to/from GAAP net income that more appropriately “follow the cash” generated by the investments (examples include preferred returns, guaranteed returns, rebates of real estate tax expense, etc.) plus any deductions from the cash generated by the investments for non-operating items (for example our proportionate share of principal payments on debt).

The amortization of principal and repayment of debt are not subtracted from the Fund’s net income in arriving at the Variable Fee Base Amount.

Other modifications to net income may be made by the Advisor, with approval of the Manager, to cause Variable Fee Base Amount to better reflect normal cash flow from operation of Managed Assets on a consistent basis. If the method of calculation of the Fund’s net income is altered under GAAP, appropriate modifications shall be made to this definition to make such changes immaterial to the calculation of Variable Fee Base Amount.

“Variable Portion” shall have the meaning set forth in Paragraph 4(a) hereof.